Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

DIGIRAD CORPORATION

_______________________________________________________

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

DIGIRAD CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows:

1.	The name of the corporation is Digirad Corporation (the “Corporation”). The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 2, 1997.

2.	That by unanimous written consent of the Corporation’s board of directors, in accordance with Sections 141(f) of the DGCL, the following resolution setting forth an amendment to the Corporation’s Restated Certificate of Incorporation, relating to changing the name of the Corporation, was duly adopted by the Corporation’s board of directors:

RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by changing Article I thereof so that, as amended, said Article I shall be and read, in its entirety, as follows:

“ARTICLE I

The name of this corporation is STAR EQUITY HOLDINGS, INC. (the “Corporation”).”

3.	The amendment to the Corporation’s Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

4.	All other provisions of the Corporation’s Restated Certificate of Incorporation shall remain in full force and effect.

5.	This Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation shall be effective as of 12:01 a.m. Eastern Time on January 1, 2021.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Matthew G. Molchan, its duly authorized officer on this 23rd day of December, 2020.

DIGIRAD CORPORATION

By:	/s/ Matthew G. Molchan
Name:	Matthew G. Molchan
Title:	President & Chief Executive Officer